Exhibit 99.1
Schrödinger Reports Second Quarter 2025 Financial Results

Second Quarter Total Revenue of $54.8 Million, Software Revenue of $40.5 Million

Maintains Full Year 2025 Revenue Growth Guidance and Lowers Operating Expense Guidance

Company to Complete Phase 1 Data Package for SGR-1505 While Exploring Strategic Opportunities for Clinical Development

Initial Clinical Data for SGR-3515 and SGR-2921 Expected in Fourth Quarter of 2025

New York, August 6, 2025 – Schrödinger, Inc. (Nasdaq: SDGR) today announced financial results for the quarter ended June 30, 2025.

"In a highly dynamic macroenvironment, our ability to deliver solid second quarter results and maintain our 2025 revenue growth guidance is a testament to our strong customer relationships and the demand for proven computational technologies to accelerate molecular discovery,” said Ramy Farid, Ph.D., chief executive officer of Schrödinger. “In addition to progressing several collaborative programs in our pipeline, we achieved an important milestone with the presentation of encouraging initial data for our MALT1 inhibitor, SGR-1505, and we expect to report initial data from our other two clinical programs in the fourth quarter.”

Earlier this year, Schrödinger presented initial Phase 1 data for SGR-1505 in patients with relapsed/refractory B-cell malignancies. SGR-1505 was observed to be well tolerated and clinically active with responses observed in multiple histologies, including in patients with chronic lymphocytic leukemia and Waldenström macroglobulinemia.

“We are very pleased with the initial Phase 1 SGR-1505 data we presented last month at EHA and ICML. We are exploring strategic opportunities for SGR-1505 with the goals of accelerating the clinical development of this potential best-in-class molecule and maximizing benefit to patients globally,” stated Karen Akinsanya, Ph.D., president, head of therapeutics R&D and chief strategy officer, partnerships. “In parallel, we plan to complete the Phase 1 package and meet with the FDA later this year to discuss the recommended Phase 2 dose.”

Second Quarter 2025 Financial Results
•Total revenue for the second quarter increased 16% to $54.8 million, compared to $47.3 million in the second quarter of 2024.
•Software revenue for the second quarter increased 15% to $40.5 million, compared to $35.4 million in the second quarter of 2024. The increase was primarily due to increases in revenue recognized from hosted contracts and contribution revenue, partially offset by revenue from multi-year on-premise contracts signed in the prior year.
•Drug discovery revenue was $14.2 million for the second quarter, compared to $11.9 million in the second quarter of 2024.
•Software gross margin was 68% for the second quarter, compared to 80% in the second quarter of 2024, primarily reflecting the costs associated with the company’s predictive toxicology initiative.
•Operating expenses were $79.1 million for the second quarter, compared to $84.1 million for the second quarter of 2024. The decrease was due to lower R&D expenses.
•Other income was $10.0 million for the second quarter, which included changes in fair value of equity investments and interest income/expense, compared to other expense of $1.2 million for the second quarter of 2024.

•Net loss for the second quarter was $43.2 million, compared to $54.0 million in the second quarter of 2024.

	Three Months Ended
	June 30,
	2025	2024	% Change
	(in millions)
Total revenue	$54.8	$47.3	16%
Software revenue	40.5	35.4	15%
Drug discovery revenue	14.2	11.9	19%
Software gross margin	68%	80%
Operating expenses	$79.1	$84.1	(6.0)%
Other income (expense)	$10.0	$(1.2)	—
Net loss	$(43.2)	$(54.0)	—

For the three and six months ended June 30, 2025, Schrödinger reported a non-GAAP net loss of $47.5 million and $94.2 million, compared to a non-GAAP net loss of $48.1 million and $110.5 million for the three and six months ended June 30, 2024. See “Non-GAAP Information” below and the table at the end of this press release for a reconciliation of non-GAAP net loss to GAAP net loss.

2025 Financial Outlook
As of August 6, 2025, Schrödinger updated its expectation for operating expenses and reaffirmed the other aspects of its previously issued financial guidance for the fiscal year ending December 31, 2025:
•Software revenue growth is expected to range from 10% to 15%.
•Drug discovery revenue is expected to range from $45 million to $50 million.
•Software gross margin is expected to range from 74% to 75%.
•Operating expenses in 2025 are now expected to be lower than 2024.
•Cash used for operating activities in 2025 is expected to be significantly lower than cash used for operating activities in 2024.

For the third quarter of 2025, software revenue is expected to range from $36 million to $40 million.
Key Highlights
Proprietary and Collaborative Pipeline
•In June, Schrödinger presented encouraging initial Phase 1 clinical data for SGR-1505, the company’s MALT1 inhibitor in patients with relapsed/refractory B-cell malignancies. These data were presented at the European Hematology Association Annual Congress and International Conference on Malignant Lymphoma. Also in June, SGR-1505 received Fast Track Designation from the FDA for the treatment of adult patients with Waldenström macroglobulinemia that have failed at least two lines of therapy, including a Bruton’s tyrosine kinase (BTK) inhibitor. Schrödinger is completing the Phase 1 package and expects to meet with the FDA later this year to discuss the recommended Phase 2 dose. The company is also exploring strategic opportunities to advance the development of SGR-1505.

•Schrödinger is continuing to progress the Phase 1 clinical study of SGR-2921, the company’s CDC7 inhibitor, in patients with acute myeloid leukemia (AML) and myelodysplastic syndrome (MDS). Initial clinical data from this study are expected in the fourth quarter of 2025.

•Schrödinger is continuing to progress the Phase 1 clinical study of SGR-3515, the company’s Wee1/Myt1 co-inhibitor, in patients with advanced solid tumors. Initial clinical data from this study are expected in the fourth quarter of 2025.

•In July, Schrödinger announced an expanded research collaboration with Ajax Therapeutics, a company co-founded by Schrödinger. The expansion adds a new Janus kinase (JAK) target to the collaboration. Under the terms of the amended collaboration agreement, Schrödinger is eligible to receive discovery and development milestones for the new target similar to the terms of the original collaboration agreement. Schrödinger is also eligible to receive sales milestones and single-digit royalties on net sales of any products emerging from the additional target.

Platform
•Scientists at Schrödinger, Sanofi, Galapagos and UCB published an industry perspective on computational hit-finding in the Journal of Medicinal Chemistry. The paper highlights how recent breakthroughs in computational power, AI, and expansive chemical libraries are reshaping virtual screening and hit identification, and emphasizes the importance of accurate physics-based methods, including Schrödinger’s FEP+.

Corporate
•In May, the company completed a review of the organization and implemented several changes to improve its operating expense profile and reduce cash burn, including a reduction in force of approximately 7% of full-time employees, which is expected to reduce operating expenses by approximately $30 million on an annualized basis. Separately, Schrödinger announced the appointment of Richie Jain to chief financial officer, the addition of Mannix Aklian as chief commercial officer, global head of software sales and marketing, and the expansion of Karen Akinsanya’s role to president, head of therapeutics R&D and chief strategy officer, partnerships.

Webcast and Conference Call Information
Schrödinger will host a conference call to discuss its second quarter 2025 financial results on Wednesday, August 6, 2025, at 4:30 p.m. ET. The live webcast can be accessed under “News & Events” in the investors section of Schrödinger’s website, https://ir.schrodinger.com/news-and-events/event-calendar. To participate in the live call, please register for the call here. It is recommended that participants register at least 15 minutes in advance of the call. Once registered, participants will receive the dial-in information. The archived webcast will be available on Schrödinger’s website for approximately 90 days following the event.

Non-GAAP Information
Included in this press release is certain financial information that has not been prepared in accordance with generally accepted accounting principles in the United States (GAAP). The company presents non-GAAP net income (loss) and non-GAAP net income (loss) per share, which exclude gains and losses on equity investments, changes in fair value of equity investments, and income tax benefits and expenses. Adjusting net income to exclude the impact of these items results in a financial presentation for the company without the impact of our equity investments and tax benefits and expenses. Management believes non-GAAP net income (loss) and non-GAAP net income (loss) per share are useful measures for investors, taken in conjunction with the company’s GAAP financial statements because they provide greater period-over-period comparability with respect to the company’s operating performance, by excluding non-cash mark-to-market and other valuation adjustments for the company’s equity investments, non-recurring cash distributions from the company’s equity investments and the tax impact of these distributions that are not reflective of the ongoing operating performance of the business. However, the non-GAAP measures should be considered only in addition to, not as a substitute for or as superior to, net income (loss) and net income (loss) per share or other financial measures prepared in accordance with GAAP.

Other companies in Schrödinger’s industry may calculate non-GAAP net income (loss) and non-GAAP net income (loss) per share, differently than we do, limiting their usefulness as comparative measures. For a reconciliation of non-GAAP net income (loss) and non-GAAP net income (loss) per share to GAAP net income (loss) and GAAP net income (loss) per share, respectively, please refer to the tables at the end of this press release.

About Schrödinger
Schrödinger is transforming molecular discovery with its computational platform, which enables the discovery of novel, highly optimized molecules for drug development and materials design. Schrödinger’s software platform is built on more than 30 years of R&D investment and is licensed by biotechnology, pharmaceutical and industrial companies, and academic institutions around the world. Schrödinger also leverages the platform to advance a portfolio of collaborative and proprietary programs and is advancing three clinical-stage oncology programs. Founded in 1990, Schrödinger has approximately 800 employees operating from 15 locations globally. To learn more, visit www.schrodinger.com, follow us on LinkedIn and Instagram, or visit our blog, Extrapolations.com.

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 including, but not limited to those statements regarding Schrödinger’s expectations about the speed and capacity of its computational platform, its financial outlook for the fiscal year ending December 31, 2025 and third quarter ending September 30, 2025, its plans to continue to invest in research and its strategic plans to accelerate the growth of its software business and advance its collaborative and proprietary drug discovery programs, the long-term potential of its business, its ability to improve and advance the science underlying its platform, including its ability to improve drug discovery, the initiation, timing, progress, and results of its proprietary drug discovery programs and product candidates and the drug discovery programs and product candidates of its collaborators, the clinical potential and favorable properties of its MALT1, CDC7, Wee1/Myt1, and SOS1 inhibitors, including SGR-1505, SGR-2921, SGR-3515, and SGR-4174, the clinical potential and favorable properties of its collaborators’ product candidates, the potential for SGR-1505 to be used for the treatment of relapsed/refractory B-cell malignancies, including Waldenström macroglobulinemia and chronic lymphocytic leukemia, the potential benefits of Fast Track designation, including frequency of interactions with the FDA during clinical development and potentially accelerated approval and/or priority review, its plans to explore strategic opportunities for the continued clinical development of SGR-1505, and Schrödinger’s plans to engage with regulators, as well as expectations related to the use of its cash, cash equivalents and marketable securities. Statements including words such as “aim,” “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and statements in the future tense are forward-looking statements. These forward-looking statements reflect Schrödinger’s current views about its plans, intentions, expectations, strategies and prospects, which are based on the information currently available to the company and on assumptions the company has made. Actual results may differ materially from those described in these forward-looking statements and are subject to a variety of assumptions, uncertainties, risks and important factors that are beyond Schrödinger’s control, including the demand for its software platform, its ability to further develop its computational platform, its reliance upon third-party providers of cloud-based infrastructure to host its software solutions, factors adversely affecting the life sciences industry, fluctuations in the value of the U.S. dollar and foreign currencies, its reliance upon its third-party drug discovery collaborators, the uncertainties inherent in drug development and commercialization, such as the conduct of research activities and the timing of and its ability to initiate and complete preclinical studies and clinical trials, whether results from preclinical studies will be predictive of the results of later preclinical studies and clinical trials, uncertainties associated with the regulatory review of IND submissions, clinical trials and applications for marketing approvals, the ability to retain and hire key personnel and other risks detailed under the caption “Risk Factors” and elsewhere in the company’s Securities and Exchange Commission filings and reports, including its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2025, filed with the Securities and Exchange Commission on August 6, 2025, as well as future filings and reports by the company. Any forward-looking statements contained in this press release speak only as of the date hereof. Except as required by law, Schrödinger undertakes no duty or obligation to update any forward-looking statements contained in this press release as a result of new information, future events, changes in expectations or otherwise.

Contacts:
Matthew Luchini (Investors)
Schrödinger, Inc.
matthew.luchini@schrodinger.com
917-719-0636

Allie Nicodemo (Media)
Schrödinger, Inc.
allie.nicodemo@schrodinger.com
617-356-2325

Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except for share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Revenues:
Software products and services	$40,544	$35,404	$89,360	$68,819
Drug discovery	14,215	11,930	24,950	15,113
Total revenues	54,759	47,334	114,310	83,932
Cost of revenues:
Software products and services	13,029	7,167	26,551	15,143
Drug discovery	15,572	8,832	30,477	18,564
Total cost of revenues	28,601	15,999	57,028	33,707
Gross profit	26,158	31,335	57,282	50,225
Operating expenses:
Research and development	43,138	50,835	88,982	101,446
Sales and marketing	10,734	9,693	21,101	19,864
General and administrative	25,189	23,536	50,991	49,077
Total operating expenses	79,061	84,064	161,074	170,387
Loss from operations	(52,903)	(52,729)	(103,792)	(120,162)
Other income (expense):
Gain on equity investments	—	—	—	—
Change in fair value of equity investments	4,579	(5,833)	(8,516)	2,304
Other income	5,438	4,598	9,642	9,626
Total other income (expense)	10,017	(1,235)	1,126	11,930
Loss before income taxes	(42,886)	(53,964)	(102,666)	(108,232)
Income tax expense	287	83	315	539
Net loss	$(43,173)	$(54,047)	$(102,981)	$(108,771)
Net loss per share of common and limited common stockholders, basic and diluted:	$(0.59)	$(0.74)	$(1.41)	$(1.50)
Weighted average shares used to compute net loss per share of common and limited common stockholders, basic and diluted:	73,427,635	72,711,685	73,243,797	72,501,409

Condensed Consolidated Balance Sheets (Unaudited)
(in thousands, except for share and per share amounts)

Assets	June 30, 2025	December 31, 2024
Current assets:
Cash and cash equivalents	$219,901	$147,326
Restricted cash	12,079	15,331
Marketable securities	230,284	204,798
Accounts receivable, net of allowance for doubtful accounts of $350 and $210	10,073	235,692
Unbilled and other receivables, net of allowance for unbilled receivables of $140 and $100	26,711	19,641
Prepaid expenses	14,947	12,205
Total current assets	513,995	634,993
Property and equipment, net	21,709	24,196
Equity investments	34,691	43,208
Goodwill	4,791	4,791
Right of use assets - operating leases	107,346	111,883
Other assets	5,712	4,155
Total assets	$688,244	$823,226
Liabilities and Stockholders' Equity:
Current liabilities:
Accounts payable	8,800	$10,666
Accrued payroll, taxes, and benefits	25,322	42,110
Deferred revenue	94,543	111,944
Lease liabilities - operating leases	16,841	16,755
Other accrued liabilities	10,263	10,272
Total current liabilities	155,769	191,747
Deferred revenue, long-term	91,995	108,814
Lease liabilities - operating leases, long-term	97,472	101,074
Other liabilities, long-term	136	146
Total liabilities	345,372	401,781
Stockholders' equity:
Preferred stock, $0.01 par value. Authorized 10,000,000 shares; zero shares issued and outstanding at June 30, 2025 and December 31, 2024, respectively	—	—
Common stock, $0.01 par value. Authorized 500,000,000 shares; 64,420,899 and 63,710,409 shares issued and outstanding at June 30, 2025 and December 31, 2024 , respectively	644	637
Limited common stock, $0.01 par value. Authorized 100,000,000 shares; 9,164,193 shares issued and outstanding at June 30, 2025 and December 31, 2024, respectively	92	92
Additional paid-in capital	970,687	946,037
Accumulated deficit	(628,522)	(525,541)
Accumulated other comprehensive (loss) income	(29)	220
Total stockholders' equity	342,872	421,445
Total liabilities and stockholders' equity	$688,244	$823,226

Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Six Months Ended June 30,
	2025	2024
Cash flows from operating activities:
Net loss	$(102,981)	$(108,771)
Adjustments to reconcile net loss to net cash used in operating activities:
Gain on equity investments	—	—
Fair value adjustments of equity investments	8,516	(2,304)
Depreciation and amortization	3,120	2,837
Stock-based compensation	22,201	25,026
Noncash investment accretion	(1,676)	(4,706)
Loss on disposal of property and equipment	20	7
Decrease (increase) in assets:
Accounts receivable, net	225,619	54,143
Unbilled and other receivables	(7,070)	(17,197)
Reduction in the carrying amount of right of use assets - operating leases	4,537	4,205
Prepaid expenses and other assets	(4,299)	(6,118)
(Decrease) increase in liabilities:
Accounts payable	(1,737)	(8,941)
Accrued payroll, taxes, and benefits	(16,788)	(7,443)
Deferred revenue	(34,220)	(17,395)
Lease liabilities - operating leases	(3,516)	(3,953)
Other accrued liabilities	139	(2,389)
Net cash provided by (used in) operating activities	91,865	(92,999)
Cash flows from investing activities:
Purchases of property and equipment	(910)	(5,096)
Purchases of equity investments	—	(3,000)
Purchases of marketable securities	(166,062)	(153,513)
Proceeds from maturity of marketable securities	142,003	196,266
Net cash (used in) provided by investing activities	(24,969)	34,657
Cash flows from financing activities:
Proceeds from issuances of common stock upon stock option exercises	2,456	950
Principal payments on finance leases	(29)	(29)
Payment of offering costs	—	—
Proceeds from issuance of common stock in ATM offering	—	8,691
Net cash provided by financing activities	2,427	9,612
Net increase (decrease) in cash and cash equivalents and restricted cash	69,323	(48,730)
Cash and cash equivalents and restricted cash, beginning of period	162,657	161,066
Cash and cash equivalents and restricted cash, end of period	$231,980	$112,336

Supplemental disclosure of cash flow and noncash information
Cash paid for income taxes	$365	$439
Supplemental disclosure of non-cash investing and financing activities
Purchases of property and equipment in accounts payable	34	435
Purchases of property and equipment in accrued liabilities	—	331
Acquisition of right of use assets - operating leases, contingency resolution	—	2,848

Reconciliation of GAAP to Non-GAAP Financial Measures (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
	(in thousands, except per share data)
Net loss (GAAP)	$(43,173)	$(54,047)	$(102,981)	$(108,771)
Income tax expense	287	83	315	539
Gain on equity investment	—	—	—	—
Change in fair value	(4,579)	5,833	8,516	(2,304)
Non-GAAP net loss	$(47,465)	$(48,131)	$(94,150)	$(110,536)
Non-GAAP net loss per share of common and limited common stockholders, basic and diluted:	$(0.65)	$(0.66)	$(1.29)	$(1.52)
Weighted average shares used to compute non-GAAP net loss per share of common and limited common stockholders, basic and diluted:	73,427,635	72,711,685	73,243,797	72,501,409